Exhibit 23.1

                     Independent Auditors' Consent



The Partners
FFP Partners, L.P.:

We consent to incorporation by reference in the registration statement (No. 33-73170) on Form S-8 of FFP Partners, L.P. of our report dated March 30, 1999, relating to the consolidated balance sheets of FFP Partners, L.P. and subsidiary as of December 31, 1998, and December 28, 1997, and the related consolidated statements of operations, partners' capital, and cash flow for the period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of FFP Partners, L.P.



                                     KPMG LLP



Fort Worth, Texas
April 15, 1999